Press Release

Contact: Trey Whichard (713) 462-4239

Release: Immediately

BJ SERVICES COMPANY DELAYS FILING ITS

ANNUAL REPORT ON FORM 10-K

HOUSTON--December 14, 2004. BJ Services Company (BJS -- NYSE, CBOE, PCX) announced today that it will delay the filing of its Annual Report on Form 10-K for the fiscal year ended September 30, 2004 and has requested a fifteen-day extension of the deadline to file its Annual Report by filing a Form 12b-25 with the SEC. This will extend the filing deadline to December 29, 2004.

In October 2004, the Company received a report from a whistle-blower alleging that its Asia Pacific Region Controller had misappropriated Company funds in fiscal 2001. The Company began an internal investigation during October, which is continuing. The Region Controller has admitted to multiple misappropriations totaling approximately $9.0 million during a 30 month period ended April 2002 and has repaid $9.0 million to the Company. His employment has been terminated. The misappropriated funds were recorded as an expense in the Consolidated Statement of Operations in prior periods and, therefore, no restatement is required.

As a result, the Company expects to record $9.0 million as Other Income in the Consolidated Condensed Statement of Operations for the quarter ending December 31, 2004. The Company has expanded the scope of its review in order to investigate whether additional funds were misappropriated or whether other inappropriate actions occurred. As the Company continues its investigation, further adjustments may be recorded in the Consolidated Statement of Operations, but are not believed to be material at this time.

Based on results of the investigation to date, the misappropriations were possible because of internal control operating deficiencies, including approval procedures that were not being followed, as required by Company policy, with respect to cash disbursements. The Company believes that these operating control deficiencies constitute a significant control deficiency and has discussed these operating deficiencies, as well as corrective actions and plans, with the Audit Committee and the Company's independent auditor. There is presently no indication that the deficiencies that permitted these misappropriations existed in any of the Company's operating regions other than the Asia Pacific Region.

During the course of the investigation, the Company received additional whistleblower allegations that illegal payments to foreign officials were made in the Asia Pacific Region. The Audit Committee of the Board of Directors has engaged independent counsel to conduct a separate investigation to determine whether any such illegal payments were made. That investigation, which is also continuing, has found information indicating that illegal payments to government officials in the Asia Pacific Region aggregating in excess of $1.5 million may have been made over several years. As this investigation is ongoing, the Company has not yet evaluated related internal control issues.

Chairman and CEO Bill Stewart commented, "In light of the status of the Audit Committee's investigation, we concluded that we could not timely file our 10-K. If it is determined that illegal payments were made, we will take all appropriate remedial action."

This press release contains forward-looking statements that anticipate future performance such as the Company's prospects, expected revenues, and expenses and profits. These forward-looking statements are based on assumptions that may prove to be inaccurate, and they are subject to risks and uncertainties that may cause actual results to differ materially from expected results. These risk factors include, without limitation, general global business and economic conditions, drilling activity and rig count, pricing volatility for oil and gas, reduction in demand for our services and products, risks from operating hazards such as fire, explosion and oil spills, unexpected litigation for which insurance and customer agreements do not provide complete protection, adverse consequences that may be found in or result from our internal investigation, including potential consequences from deferring filing of our annual report on Form 10-K, consequences of changes in exchange rates and declines in the U.S. dollar, and risks associated with our international operations, including potential instability and hostilities. This list of risk factors is not intended to be comprehensive. More extensive information concerning risk factors may be found in our public filings with the Securities and Exchange Commission.

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BJ Services Company is a leading provider of pressure pumping and other oilfield services to the petroleum industry.